Exhibit 99.1

Harte Hanks Completes Agreement to Repurchase Preferred Shares from Wipro

CHELMSFORD, MA / ACCESSWIRE / December 5, 2022 / Harte Hanks, Inc. (NASDAQ:HHS), a leading global customer experience company announced today that on December 2, 2022, the Company completed the closing of its June 30th, 2022, definitive agreement with Wipro, LLC, to repurchase all of the Company's outstanding Series A Convertible Preferred Shares (the "Preferred Shares") from Wipro, LLC, the sole holder of the Preferred Shares.

At closing the Preferred Shares were repurchased in exchange for (i) a cash payment equal to their liquidation value, or $9,926,000 and (ii) 100,000 shares of Harte Hanks common stock, following the reissuance of the Preferred Shares by the State of New Jersey. The full cash portion of the repurchase price had been held in escrow since June 30, 2022 and was released at the time of closing by PNC Bank. Other than the release of previously escrowed funds, no additional cash was paid by Harte Hanks at the time of closing.

"The repurchase our Preferred Shares emphasizes our ongoing commitment to improve shareholder value. The completion of this transaction eliminated the dilutive impact of the Preferred Shares and eliminated restrictions on our use of capital and our ability to borrow funds," said Brian Linscott, Harte Hanks' CEO. Linscott continued, "we would like to again thank Wipro for finalizing this agreement, and for Wipro's investment in our Company".

About Harte Hanks:
Harte Hanks (NASDAQ:HHS) is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract, and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world's premier brands including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony, and IBM among others. Headquartered in Chelmsford, Massachusetts, Harte Hanks has over 2,500 employees in offices across the Americas, Europe and Asia Pacific.

For more information visit hartehanks.com

As used herein, "Harte Hanks" or "the Company" refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks' logo and name are trademarks of Harte Hanks.

Forward-Looking Statements:
Certain statements in this release may constitute forward-looking statements, which involve several risks and uncertainties. Harte Hanks cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to several factors, including those listed from time to time in reports that Harte Hanks files with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Media Inquiries please contact Robert Wyman at Robert.Wyman@hartehanks.com

SOURCE: Harte Hanks, Inc.

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